Exhibit 99.1

Remington Arms Company, Inc. Reports

2008 Unaudited Summary Financial Information

MADISON, N.C., March 17, 2009 – Remington Arms Company, Inc. (the “Company”) today reported unaudited summary financial information, including Net Sales, Net Loss and Adjusted EBITDA, for the year ended December 31, 2008. Net sales for 2008 were $591.1 million as compared to Net sales of $489.0 million for 2007. Net loss for 2008 was $39.4 million as compared to a net loss of $1.5 million for 2007. Adjusted EBITDA was $70.8 million for 2008 as compared to $61.3 million for 2007.

2008 Highlights

▪

Net sales increased by 20.9% to $591.1 million for the year ended December 31, 2008, as compared to net sales of $489.0 million for the year ended December 31, 2007 due primarily to sales generated as a result of the acquisition of The Marlin Firearms Company (the “Marlin Acquisition”) as well as increased sales of our R-15 and R-25 product lines introduced in 2008.

▪

In connection with the annual impairment testing of goodwill in 2008, the Company recorded non-cash impairment charges of approximately $47.4 million related to its Firearms and All Other reporting segments based on the excess of its carrying value over fair value based on valuations completed by third parties. Included in this amount is a $3.1 million impairment charge associated with certain trademarks obtained from the Marlin Acquisition. These non-cash impairment charges are added back to Adjusted EBITDA.

▪

The outstanding amount on the revolving credit facility was $51.8 million at December 31, 2008. There was no outstanding amount on the revolving credit facility at December 31, 2007. The outstanding amount represents incremental funds borrowed by the Company as a cautionary measure in response to the continued uncertainty in the financial markets. The Company has not repaid the amounts as of the date of this press release. Cash on hand at December 31, 2008 was $66.7 million, compared to $23.4 million at December 31, 2007, and is invested in a treasury reserve fund.

▪	Accounts receivable at December 31, 2008, was $93.1 million compared to $72.8 million at December 31, 2007, an increase of $20.3 million or 27.9%, and was due primarily to higher sales in 2008.

▪

Inventories at December 31, 2008 were $102.0 million, compared to $116.9 million at December 31, 2007, a decrease of $14.9 million or 12.7%. The decrease in inventories was primarily due to higher sales in 2008 as well as various management initiatives to optimize inventory levels in order to meet demand.

Non-Cash Impairment Charges

As part of the Company’s annual impairment testing conducted under Statement of Financial Accounting Standards (“SFAS”) No. 144 and SFAS No. 142, the Company recorded non-cash impairment charges related to goodwill of $44.3 million and certain trademarks of $3.1 million for the year ended December 31, 2008. The charges eliminated the goodwill amounts from both our Firearms and All Other business units.

Working Capital and Liquidity

As of December 31, 2008, the Company was in compliance with its financial covenants and had additional availability of $49.8 million (including the $27.5 million minimum availability condition). The Company generally funds expenditures for operations, administrative expenses, capital expenditures, debt service obligations, dividend payments, and potential repurchases of our outstanding notes (which we intend to make from time to time depending on market conditions), in addition to satisfying working capital needs, with internally generated funds from operations and periodically with borrowings under our credit facility.

Adjusted EBITDA

In addition to disclosing financial results calculated in accordance with United States (U.S.) generally accepted accounting principles (GAAP), the Company’s earnings release contains the non-GAAP financial measure “Adjusted EBITDA”. Adjusted EBITDA is calculated in accordance with the definition in Note 22 to the audited financial statements contained in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2007.

Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s performance because it is a commonly used financial analysis tool for measuring and comparing companies in the Company’s industry in areas of operating performance. Management believes that the disclosure of Adjusted EBITDA offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net income (loss), provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

Adjusted EBITDA should not be considered as an alternative to net income (loss) as an indicator of the Company’s performance or as an alternative to net cash provided by operating activities as a measure of liquidity. The primary material limitations associated with the use of Adjusted EBITDA as compared to GAAP net income (loss) is (i) it may not be comparable to similarly titled measures used by other companies in the Company’s industry, and (ii) it excludes financial information that some may consider important in evaluating the Company’s performance. The Company compensates for these limitations by providing disclosure of the differences between Adjusted EBITDA and GAAP net income (loss), including providing a reconciliation of Adjusted EBITDA to GAAP net income (loss), to enable investors to perform their own analysis of the Company’s operating results.

A complete reconciliation containing adjustments from estimated GAAP Net Income (Loss) to estimated Adjusted EBITDA appears on the last page of this press release.

Earnings Conference Call

The Company will hold a conference in early April to discuss its results for the year ended December 31, 2008. The date, time and dial in information will be provided to the public prior to the call.

About Remington Arms Company, Inc.

Remington Arms Company, Inc., headquartered in Madison, N.C., designs, produces and sells sporting goods products for the hunting and shooting sports markets, as well as solutions to the military, government and law enforcement markets. Founded in 1816 in upstate New York, the Company is one of the nation’s oldest continuously operating manufacturers. Remington is the only U.S. manufacturer of both firearms and ammunition products and one of the largest domestic producers of shotguns and rifles. The Company distributes its products throughout the U.S. and in over 56 foreign countries. More information about the Company can be found at www.remington.com.

This press release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the operations and financial results and the business and the products of the Company, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions.

Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such forward-looking statements are not guarantees of future performance. The following important factors, and those important factors described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 under Item 1A, “Risk Factors,” could affect (and in some cases have affected) the Company’s actual results and could cause such results to differ materially from estimates or expectations reflected in such forward-looking statements:

•

General economic and political conditions, such as political instability, inflationary pressures from higher energy and fuel costs, higher levels of unemployment, declines in consumer confidence, higher consumer debt levels and the rate of economic growth or decline in the Company’s principal geographic or product markets, each of which risks may be amplified by the recent disruptions in the U.S. and global financial markets;

•

Continued volatility and disruption in the credit and capital markets as a result of the global financial crisis may negatively impact our revenues and our, or our suppliers’ or customers’, ability to access financing on favorable terms or at all;

•

The Company’s ability to make scheduled payments of principal or interest on, or to refinance its obligations with respect to its indebtedness and to comply with the covenants and restrictions contained in the instruments governing such indebtedness;

•

The degree to which the Company is leveraged, which impacts, among other things, its ability to obtain additional financing for working capital and may cause it to be more vulnerable to economic downturns and be limited in its ability to withstand competitive pressures;

•

The Company’s ability to meet its debt service and other obligations depends in significant part on customers purchasing its products during the fall hunting season, and if there is a decrease in demand the Company may be unable to reduce costs or increase its borrowings sufficiently to adjust to such a reduction in demand;

•	Continued volatility in the price of lead, copper, steel and could have a material adverse impact on the Company’s consolidated financial position, results of operations, or cash;

•	The Company’s ability to meet its product liability obligations;

•	The Company’s ability to successfully integrate products and internal operating systems from acquisitions on a timely basis;

•	The Company’s ability to compete effectively with all of its present competition;

•

If Wal-Mart were to significantly reduce or terminate its purchases of firearms and/or ammunition from the Company, the Company’s financial condition or results of operations could be adversely affected;

•	Any disruption in the Company’s relationship with its suppliers of steel, zinc, lead, brass, plastics and wood, as well as manufactured parts, could increase the cost of operations; and

•	More restrictive federal, state and local governmental regulation, which could have a material adverse effect on the Company.

     Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Except as required by law, the Company undertakes no obligation to publicly revise its forward-looking statements to reflect events or circumstances that arise after the date of this press release.

Remington Arms Company, Inc.
Consolidated Summary Balance Sheet Information
(Dollars in Millions)
	(Unaudited)	(Audited)
	December 31, 2008	December 31, 2007
ASSETS
Current Assets
Cash and Cash Equivalents	$66.7	$23.4
Accounts Receivable Trade - net	93.1	72.8
Inventories - net	102.0	116.9
Other Current Assets	36.1	35.6
Total Current Assets	297.9	248.7

Property, Plant and Equipment - net	117.0	102.7
Goodwill, Intangibles and Other Noncurrent Assets	119.2	150.7
Total Assets	$534.1	$502.1

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts Payable	$35.3	$30.4
Other Accrued Liabilities	59.3	51.7
Total Current Liabilities	94.6	82.1

Long-Term Debt, net of Current Portion	269.1	225.0
Other Long-Term Liabilities	118.3	87.0
Total Liabilities	482.0	394.1

Commitments and Contingencies

Stockholder’s Equity
Total Stockholder’s Equity	52.1	108.0
Total Liabilities and Stockholder’s Equity	$534.1	$502.1

Remington Arms Company, Inc.
Consolidated Summary of Operations

	(Unaudited)	(Audited)	(Audited)	(Audited)

	Successor		Predecessor

	January 1 - December 31 2008	June 1 - December 31 2007	January 1 - May 31 2007	January 1 - December 31 2006

Net Sales	$591.1	$322.0	$167.0	$446.0

Cost of Goods Sold	446.9	269.3	117.3	338.4

Gross Profit	144.2	52.7	49.7	107.6

Selling, General and Administrative Expenses	104.0	52.1	30.3	73.7

Research and Development Expenses	7.1	3.6	2.7	6.4

Impairment Charges	47.4	—	—	0.2

Other Income	(1.7)	(1.7)	(4.5)	(2.3)

Operating Profit (Loss)	(12.6)	(1.3)	21.2	29.6

Interest Expense	24.6	14.6	10.9	28.0

Income (Loss) from Operations before
Income Taxes and Equity in Losses from Unconsolidated Joint Venture	(37.2)	(15.9)	10.3	1.6

Income Tax Provision (Benefit)	2.3	(5.9)	1.3	0.9

Equity in Losses from Unconsolidated Joint Venture	—	0.5	—	0.4

Minority Interest in Consolidated Subsidiary	(0.1)	—	—	—

Net Income (Loss)	$(39.4)	$(10.5)	$9.0	$0.3

Remington Arms Company, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(Dollars in Millions)
(Unaudited)

	Successor		Predecessor

	January 1 - December 31 2008	June 1 - December 31 2007	January 1 - May 31 2007

Net Income (Loss)	$(39.4)	$(10.5)	$9.0

Depreciation Expense	15.6	8.3	4.2
Intangibles Amortization	2.6	1.4	—
Interest Expense (1)	24.6	14.6	10.9
Income Tax Expense (Benefit)	2.3	(5.9)	1.3
Equity in Losses for Unconsolidated Joint Venture	—	0.5	—
Other Noncash Charges (Gains) (2)	2.1	(6.1)	1.7
Impairment Charges	47.4	—	—
Nonrecurring Charges (Gains) (3)	15.6	35.8	(3.9)

Adjusted EBITDA	$70.8	$38.1	$23.2

(1)

Interest expense for the year ended December 31, 2008 includes amortization expense of deferred financing costs of $1.6, offset by $1.0 associated with the premium recorded on the 10.5% Senior Notes due 2011 (the “Notes”). Interest expense includes amortization expense of deferred financing costs of $1.0, offset by $0.6 of amortization for the seven month period ended December 31, 2007 associated with the premium recorded on the Notes. Amortization expense of deferred financing costs included in the five month period ended May 31, 2007 is $0.6.

(2)

Other non-cash charges for the year ended December 31, 2008 includes $1.4 for retirement benefit accruals and $0.6 on disposal of assets. Other non-cash charges include expense of $0.3 on retirement benefit accruals, offset by a gain of$6.4 for curtailment of pension plan expense for the seven month period ended December 31, 2007. The year-to-date period ended May 31, 2007 includes $1.5 of other compensation expense associated with the accelerated vesting and buyout of RACI Holding, Inc. (“Holding”) stock options and the conversion of the Holding deferred shares to equity in connection with the acquisition of Holding by Freedom Group, Inc. and in accordance with SFAS 123R, and $0.2 of mark-to-market expense associated with the redeemable shares of Holding common stock.

(3)	Table of Nonrecurring Items:

	Successor		Predecessor

	January 1 - December 31 2008	June 1 - December 31 2007	January 1 - May 31 2007

Restructuring Expenses	2.9	3.5	—
Rollout of Inventory Write Up from Acquisitions	3.0	28.7	—
Hedging Adjustments	2.9	3.1	(4.9)
Marlin and H&R Integration Costs	2.1	—	—
Write off of Surveillance Products Inventory	3.1	—	—
Stock Compensation Expense	1.2	—	—
Gain on Sale of Investment	(1.5)	—	—
Severance Related to H&R Closing	0.8	—	—
Certain Employee Separation Benefits	0.8	0.2	0.1
Other Fees and Transaction Costs	0.3	0.8	0.9
Other	—	(0.5)	—

	15.6	35.8	(3.9)

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